INVESTMENT ADVISORY AGREEMENT

     AGREEMENT, made as of this 29th day of September, 2000, between VANGUARD VARIABLE INSURANCE FUND, a Delaware business trust (the "Trust"), and Grantham, Mayo, Van Otterloo & Co. LLC, a Massachusetts limited liability company ("Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the series of shares of the Trust known as Vanguard
Variable Insurance Fund - Small Company Growth Portfolio (the "Fund"), and Adviser is willing to render such services;

     NOW, THEREFORE, this Agreement

                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. Appointment of Adviser. The Trust hereby employs Adviser as investment adviser to the Fund, on the terms and conditions set forth herein. Adviser accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

     2. Duties of Adviser. The Trust employs Adviser to manage the investment and reinvestment of the assets of the Fund that the Fund's Board of Trustees determines to assign to Adviser (referred to in this Agreement as the "GMO Portfolio"), to continuously review, supervise and administer an investment program for the GMO Portfolio, to determine in its discretion the securities to be purchased or sold and the portion of the GMO Portfolio to be held uninvested, to provide the Fund with all records concerning the activities of Adviser that the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. Adviser will discharge the foregoing responsibilities subject to the control of the Fund's officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus, any additional operating policies or procedures that the Fund communicates to the Adviser in writing, and applicable laws and regulations. Adviser agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. Securities Transactions. Adviser is authorized to select the brokers or dealers that will execute purchases and sales of securities for the GMO Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, except as otherwise permitted by the Board of Trustees pursuant to written policies and procedures provided to Adviser. Adviser will promptly communicate to the Fund's officers and Board of Trustees such information relating to portfolio transactions as they may reasonably request.

     4. Compensation of Adviser. For the services to be rendered by Adviser as provided in this Agreement, the Fund will pay to Adviser at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the annual percentage rate of 0.225%, to the average month-end net assets of the GMO Portfolio for the quarter.

     Subject to the transition rule described in Section 4.1 of this Agreement, the Basic Fee, as provided above, will be increased or decreased by the amount of a Performance Fee Adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the average net assets of the GMO Portfolio for the 36-month period ending with the then-ended quarter, and the Adjustment will change proportionately with the investment performance of the GMO Portfolio relative to the investment performance of the Russell 2000 Growth Index (the "Index") for the same period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE                ADJUSTMENT AS A PERCENTAGE OF
 OF GMO PORTFOLIO VS. INDEX(A)                     AVERAGE NET ASSETS(B)
-------------------------------                -----------------------------
Trails Index                                   -0.15%
Exceeds Index by 0% baseline to 3%             Linear increase from -0.15% to 0%
Exceeds Index by 3% baseline to 6%             Linear increase from 0% to +0.15%
Exceeds Index by more than 6%                  +0.15%
-----------
(a) During the second through thirty-sixth month under this Agreement, the Adjustment will be calculated using cumulative performance of the GMO Portfolio and the Index from October 31, 2000 until the end of the applicable quarter.
(b) For purposes of this calculation, the average net assets will be calculated as average month-end net assets over the same time period for which performance is measured. Linear application of the Adjustment provides for an infinite number of results within the stated range. Example: If the cumulative 36-month performance of the GMO Portfolio versus the Index is +3.6%, an Adjustment of +0.03%* or [(0.6% / 3%) 0.15%] would apply. This would be calculated as [(a / b) 0.15%], where a equals the percentage amount by which the performance of the GMO Portfolio has exceeded the applicable baseline percentage for the linear adjustment, and b equals the size of the range over which the linear adjustment applies.
-----------
* As rounded for purposes of this example. In practice, the calculation will be extended to the eighth decimal point.

     4.1. Transition Rule for Calculating Adviser's Compensation. The Adjustment will not be fully operable until the close of the quarter ending December 31, 2003. Until that time, the following transition rules will apply:

          (a) October 1, 2000 through September 30, 2001. The Adviser's compensation will be the Basic Fee. No Adjustment will apply during this period.

          (b) October 1, 2001 through October 31, 2003. Beginning October 1, 2001, the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between October 31, 2000, and the end of the quarter for which the Adviser's fee is being computed, subject to the provisions of Section 4.2(e) of this Agreement. During this period, the endpoints and size of the range over which a positive or negative adjustment applies and the corresponding maximum fee adjustment amount will be multiplied by a fractional time-elapsed adjustment. The fraction will equal the number of months elapsed since October 31, 2000, divided by thirty-six.
     Example: Assume that Adviser's compensation is being calculated for the quarter ended September 30, 2002 and that the cumulative performance of the GMO Portfolio versus the Index for the applicable period is +2.5%. In this case, an Adjustment of +0.03%* would apply. This would be calculated as [(a/c)(+0.095%)], where a equals the percentage amount by which the performance of the GMO Portfolio has exceeded the baseline percentage for the linear adjustment and c equals the size of the adjusted range over which the linear adjustment applies. The adjusted range is determined as [(23/36) x 3%] to [(23/36) x 6%] = +1.91% to +3.82%. The size of the adjustment range is 3.82% minus 1.91% = 1.91% = "c". The value of "a" is 2.5% minus 1.91% = +0.59%. Similarly, +0.095% is determined as [(23/36)(+0.15%)].
     ----------
     * As rounded for purposes of this example. In practice, the calculation will be extended to the eighth decimal point.

          (c) On and After November 1, 2003. Commencing November 1, 2003, the Adjustment will be fully operable.

     4.2. Other Special Rules Relating to Adviser's Compensation. The following special rules will also apply to the Adviser's compensation:

          (a) GMO Portfolio Unit Value. The "GMO Portfolio unit value" will be determined by dividing the total net assets of the GMO Portfolio by a given number of units. Initially, the number of units in the GMO Portfolio will equal a nominal value as determined by dividing initial assets by a unit value of $22.64 on October 1, 2000. Subsequently, as assets are added to or withdrawn from the GMO Portfolio, the number of units of the GMO Portfolio will be adjusted based on the unit value of the GMO Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the GMO Portfolio will neither be included in the total net assets of the GMO Portfolio nor included in the computation of the GMO Portfolio unit value.

          (b) GMO Portfolio Performance. The GMO Portfolio's investment performance for any period, expressed as a percentage of the "GMO Portfolio unit value" at the beginning of such period, shall be the sum of: (i) the change in the GMO Portfolio unit value during such period; (ii) the unit value of the Fund's cash distributions from the GMO Portfolio's net investment income and realized net capital gains (whether short- or long-term) having an ex-dividend date occurring within the period; and
     (iii) the unit value of capital gains taxes paid or payable by the Fund on undistributed realized long-term capital gains accumulated to the end of the period by the GMO Portfolio, expressed as a percentage of the GMO Portfolio's unit value at the beginning of the period. For this purpose, the value of distributions of realized capital gains per unit of the GMO Portfolio, of dividends per unit of the GMO Portfolio paid from investment income, and of capital gains taxes per unit of the GMO Portfolio paid or payable on undistributed realized long-term capital gains shall be treated as reinvested in units of the GMO Portfolio at the unit value in effect at the close of business on the record date for the payment of such distributions and dividends and the date on which provision is made for such taxes, after giving effect to such distributions, dividends, and taxes.

          (c) Index Performance. The investment record of the Index for any period, expressed as a percentage of the Index at the beginning of such period, shall be the sum of: (i) the change in the level of the Index, during such period, and (ii) the value, computed consistently with the Index of cash distributions having an ex-dividend date occurring within such period made by companies whose securities comprise the Index. For this purpose, cash distributions on the securities which comprise the Index shall be treated as reinvested in the Index at least as frequently as the end of each calendar quarter following the payment of the dividend.

          (d) Performance Computations. The foregoing notwithstanding, any computation of the investment performance of the Fund and the investment record of the Index shall be in accordance with any then applicable rules of the U.S. Securities and Exchange Commission.

          (e) Effect of Termination. In the event of termination of this Agreement, the fees provided in Sections 4 and 4.1 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. Reports. The Fund and Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their balance sheet, and such other information with regard to their affairs as each may reasonably request.

     6. Compliance. Adviser agrees to comply with all policies, procedures or reporting requirements that the Board of Trustees of the Fund reasonably adopts and communicates to Adviser in writing, including any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements.

     7. Status of Adviser. The services of Adviser to the Fund are not to be deemed exclusive, and Adviser will be free to render similar services to others so long as its services to the Fund are not impaired thereby. Adviser will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund or the Fund in any way or otherwise be deemed an agent of the Fund or the Fund.

     8. Liability of Adviser. No provision of this Agreement will be deemed to protect Adviser against any liability to the Fund, or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. Duration and Termination. This Agreement will become effective on October 1, 2000, and will continue in effect until September 30, 2002, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the

Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     Provided, however, that (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty days' written notice to Adviser, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by Adviser on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 9, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the Investment Fund Act of 1940.

     10. Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

     11. Proxy Policy. With regard to the solicitation of shareholder votes, the Fund will vote the shares of all securities held by the Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed this 29th day of September, 2000.

ATTEST:                             VANGUARD VARIABLE INSURANCE FUND


By /S/ Suzanne F. Barton            By /S/ John J. Brennan
                                       Chairman, CEO and President


ATTEST:                             GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC


By /S/ Benjamin Inker               By /S/ Forrest Berkley
                                       Portfolio Manager

                        VANGUARD VARIABLE INSURANCE FUND
                     INVESTMENT ADVISORY AGREEMENT ADDENDUM

                            Effective April 30, 2003

     This Addendum amends Section 4 of the Investment Advisory Agreement dated September 29, 2000 between Vanguard VARIABLE INSURANCE FUND - SMALL COMPANY GROWTH PORTFOLIO (the "Fund") and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC ("GMO") as follows.

4. COMPENSATION OF GMO. For the services to be rendered by GMO as provided in this Agreement, the Fund will pay to GMO at the end of each of the Fund's fiscal quarters, a Basic Fee calculated by applying a quarterly rate, based on the annual percentage rate of 0.225%, to the average month-end net assets of the GMO Portfolio for the quarter.

     The Basic Fee, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment"). The Adjustment will be calculated as a percentage of the average net assets of the GMO Portfolio for the 36-month period ending with the then-ended quarter, and the Adjustment will change proportionately with the investment performance of the GMO Portfolio relative to the investment performance of the Russell 2500 Growth Index for the same period. The Adjustment applies as follows:

CUMULATIVE 36-MONTH PERFORMANCE OF THE       ADJUSTMENT AS A PERCENTAGE OF
GMO PORTFOLIO VS. INDEX                      AVERAGE NET ASSETS(A)
-----------------------                      ---------------------
Trails index                                 -0.15%
Exceeds Index by 0% baseline to 3%           Linear increase from -0.15% to 0%
Exceeds Index by 3% baseline to 6%           Linear increase from 0% to +0.15%
Exceeds Index by more than 6%                +0.15%
------------------
(a) For purposes of this calculation, the average net assets will be calculated as average month-end net assets over the same time period for which performance is measured. Linear application of the Adjustment provides for an infinite number of results within the stated range. Example: If the cumulative 36-month performance of the GMO Portfolio versus the Index is +3.6%, and Adjustment of +0.03%* or [(0.6% divided by 3%)0.15%] would apply. This would be calculated as [(a divided by b)0.15%], where a equals the percentage amount by which the performance of the GMO Portfolio has exceeded the applicable baseline percentage for the linear adjustment, and b equals the size of the range over which the linear adjustment applies.
-----------------------------
*As rounded for purposes of this example. In practice, the calculation will be extended to the eighth decimal point.

4.1. TRANSITION RULE FOR CALCULATING GMO'S COMPENSATION. The fee structure described in Section 4 will not be fully operable until the quarter ending June 30, 2006. Until that date, the Adjustment will be determined by linking the investment performance of the Russell 2500 Growth Index and that of the Russell 2000 Growth Index.

1. QUARTER ENDING JUNE 30, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the eleven quarters and one month ending April 30, 2003 with that of the Russell 2500 Growth Index for the two months ending June 30, 2003.

2. quarter ending september 30, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the ten quarters and one month ending April 30, 2003 with that of the Russell 2500 Growth Index for the two months and one quarter ending September 30, 2003.

3. QUARTER ENDING DECEMBER 31, 2003. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the nine quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and two quarters ending December 31, 2003.

4. QUARTER ENDING MARCH 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the eight quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and three quarters ending March 31, 2004.

5. QUARTER ENDING JUNE 30, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the seven quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and four quarters ending June 30, 2004.

6. QUARTER ENDING SEPTEMBER 30, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the six quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and five quarters ending September 30, 2004.

7. QUARTER ENDING DECEMBER 31, 2004. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the five quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and six quarters ending December 31, 2004.

8. QUARTER ENDING MARCH 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the four quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and seven quarters ending March 31, 2005.

9. QUARTER ENDING JUNE 30, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the three quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and eight quarters ending June 30, 2005.

10. QUARTER ENDING SEPTEMBER 30, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the two quarters and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and nine quarters ending September 30, 2005.

11. QUARTER ENDING DECEMBER 31, 2005. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the one quarter and one month ending April 30, 2003, with that of the Russell 2500 Growth Index for the two months and ten quarters ending December 31, 2005.

12. QUARTER ENDING MARCH 31, 2006. The Adjustment will be determined by linking the investment performance of the Russell 2000 Growth Index for the one month ended April 30, 2003, with that of the Russell 2500 Growth Index for the two months and eleven quarters ended March 31, 2006.

13.  QUARTER ENDING JUNE 30, 2006. The benchmark transition is complete.


No Effect on Other Provisions. Except with respect to these fee schedules, all other provisions of the Investment Advisory Agreement dated September 29, 2000 remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed this 29th day of January, 2003.


VANGUARD VARIABLE INSURANCE FUND - SMALL COMPANY GROWTH PORTFOLIO

/S/  JOHN J. BRENNAN
     --------------------------------------
     Chairman, CEO and President


GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC.

By   /S/ SCOTT ESTON
         ----------------------------------
Title    Chief Operating Officer